Exhibit 5.1

July 19, 2023

Hallador Energy Company

1183 East Canvasback Drive

Terre Haute, IN 47802

Re:	Hallador Energy Company

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special Colorado legal counsel to Hallador Energy Company, a Colorado corporation (the “Company”), with respect to the Company’s Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on or about the date hereof. The Registration Statement relates to the sale by the selling shareholders named in the Registration Statement (the “Selling Shareholders”) of up to 5,262,635 shares of Common Stock, par value $0.01 per share (the “Shares”), upon conversion of: (i) $6,000,000 aggregate principal amount of the Company’s 8% Unsecured Convertible Promissory Notes Due 2028; and (iii) $13,000,000 aggregate principal amount of the Company’s 8% Unsecured Convertible Promissory Notes Due 2026 (collectively, the “Notes”).

We have examined, among other things, originals and/or copies (certified or otherwise identified to our satisfaction) of such documents, papers, statutes, and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed. In connection with rendering the opinion hereafter expressed, we have assumed that: (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) each natural person signing any document reviewed by us had the legal capacity to do so; and (v) each person signing in a representative capacity any document reviewed by us had authority to sign in such capacity. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company.

With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

Based on the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion that the Shares have been duly authorized, and when issued by the Company upon the conversion of the Notes in accordance with their terms, will be legally issued, fully paid, and non-assessable.

This opinion is limited to matters of Colorado law, and we express no opinion with respect to the laws of any other jurisdiction or any other laws of the State of Colorado.

JONES & KELLER, P.C. | 1675 BROADWAY, 26TH FLOOR | DENVER, COLORADO 80202

P: 303 573 1600 | F: 303 573 8133 | WWW.JONESKELLER.COM

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Selling Shareholders or the Shares.

Sincerely,

/s/ Jones & Keller, P.C.